Exhibit 21.1

Subsidiaries of the Registrant

As of March 16, 2015

Dawson Operating Company, a Texas corporation

Dawson Seismic Services Holdings, Inc., a Delaware corporation

Dawson Seismic Services ULC, a Canadian corporation

Eagle Canada, Inc., a Delaware corporation

Exploration Surveys, Inc., a Texas corporation

Tidelands Geophysical Co., Inc., a Texas corporation